EXHIBIT 4.1

Description of Securities Registered Under Section 12 of the Exchange Act

MedWellAI, Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock. The following summary description of our capital stock is based on our articles of incorporation and bylaws, as amended, which are filed as exhibits to our Annual Report on Form 10-K and are incorporated by reference herein. This summary is subject to and qualified by the provisions of our articles of incorporation and bylaws, as amended, and the applicable provisions of Nevada law.

The aggregate number of shares that we are authorized to issue is 320,000,000, consisting of 300,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Voting Rights. Holders of shares of common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. There is no cumulative voting.

Dividend Rights. Holders of shares of common stock are entitled to ratably receive dividends when and if declared by the board of directors out of funds legally available for that purpose, subject to any prior rights and preferences applicable to any outstanding preferred stock.

Liquidation Rights. Upon liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the assets available for distribution after payment of liabilities and the liquidation preference of any outstanding shares of preferred stock.

Other Matters. The shares of common stock have no preemptive rights. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our articles of incorporation, as amended, give the board of directors the power to issue shares of preferred stock in one or more series without stockholder approval, with such designations, rights, preferences, privileges, and restrictions as the board may determine. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

Series A Preferred Stock

We have designated 1,000,000 shares of Series A Preferred Stock, par value $0.001 per share. Each share of Series A Preferred Stock entitles the holder to 1,000 votes per share on all matters submitted to a vote of stockholders; this voting ratio is not adjustable for stock splits or similar events. Holders of Series A Preferred Stock are not entitled to receive dividends. The Series A Preferred Stock is not convertible into common stock and has no liquidation preference. Any amendment, alteration, or repeal of the certificate of designation that adversely affects the rights of the Series A Preferred Stock, or any reclassification of the Series A Preferred Stock, requires the affirmative vote of at least 51% of the outstanding shares of Series A Preferred Stock voting as a separate class.

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Series B Convertible Preferred Stock

We have designated 1,500,000 shares of Series B Convertible Preferred Stock, par value and stated value of $0.001 per share.

Conversion. Each share of Series B Convertible Preferred Stock is convertible into 100 shares of common stock (the conversion ratio adjusts for mergers and spin-offs but not for stock splits).

Voting. Holders of Series B Convertible Preferred Stock vote on an as-converted basis with the common stock.

Dividends. Holders of Series B Convertible Preferred Stock are entitled to receive dividends, when and as declared by the board of directors out of funds legally available therefor.

Liquidation. Holders of Series B Convertible Preferred Stock are entitled to receive the stated value per share before any distribution to junior securities.

Protective Provisions. The consent of holders of at least 90% of the outstanding shares of Series B Convertible Preferred Stock is required for adverse amendments to the certificate of designation, authorization or issuance of additional shares of Series B Convertible Preferred Stock, or issuance of securities senior to the Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock ranks junior to all other previously issued series of preferred stock.

Series C Convertible Preferred Stock

We have designated 6,500 shares of Series C Convertible Preferred Stock, par value of $0.001 per share and stated value of $1,000 per share. The Series C Convertible Preferred Stock consolidates the formerly issued Series C Convertible Preferred Stock and Series D Convertible Preferred Stock through a share exchange agreement effective August 1, 2025.

Conversion. Each share of Series C Convertible Preferred Stock is convertible into shares of common stock at a variable conversion price equal to the closing price of the common stock on the trading day immediately preceding the conversion date, subject to a 4.99% beneficial ownership limitation (the “Beneficial Ownership Limitation”).

Voting. Holders of Series C Convertible Preferred Stock vote on an as-converted basis with the common stock subject to the Beneficial Ownership Limitation.

Dividends. Holders of Series C Convertible Preferred Stock participate in dividends on an as-converted basis with holders of common stock.

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Liquidation. Holders are entitled to receive the stated value per share before any distribution to junior securities.

Protective Provisions. The consent of holders of at least 75% of the outstanding Series C Convertible Preferred Stock is required for incurrence of certain indebtedness, creation of certain liens, adverse amendments to the certificate of designation, repurchase of junior securities, and non-arm’s-length related-party transactions.

Registration Rights. Holders have piggyback registration rights for shares of common stock issuable upon conversion.

Event of Default. Upon an event of default, the stated value increases to $1,150 per share.

Series D Convertible Preferred Stock

We have designated 4,000 shares of Series D Convertible Preferred Stock, par value of $0.001 per share and stated value of $1,100 per share. All outstanding shares of Series D Convertible Preferred Stock were exchanged for the current Series C Convertible Preferred Stock effective August 1, 2025, and no shares of Series D Convertible Preferred Stock remain outstanding. Historical terms included a fixed conversion price of $37.50 per share ($18.75 upon an event of default), 12% cumulative dividends (increasing to 18% upon default), a stated value liquidation preference, and protective provisions substantially similar to those of the current Series C Convertible Preferred Stock.

Anti-Takeover Effects of Nevada Law and Our Articles of Incorporation and Bylaws

Our purpose is to engage in any lawful act or activity for which a corporation may be organized under the Nevada Revised Statutes (“NRS”). Our bylaws, as amended, provide that the number of directors will be fixed by the board of directors.

We have opted out of the provisions of NRS 78.378–78.3793 (control share acquisitions) and NRS 78.411–78.444 (combinations with interested stockholders). Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, except as may be required under applicable listing rules, and could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise. Any action required or permitted by the NRS to be taken at a meeting of stockholders may be taken without a meeting by written consent of stockholders holding not less than the minimum number of votes necessary to authorize or take such action.

Under our articles of incorporation, as amended, to the fullest extent permitted by NRS Chapter 78, our directors have no personal liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising from (i) acts or omissions involving intentional misconduct, fraud, or a knowing violation of law, or (ii) the payment of unlawful distributions to stockholders.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is ClearTrust, LLC, 16540 Pointe Village Drive, Suite 210, Lutz, FL 33558.

Listing

Our common stock is quoted on the OTCQB Venture Market under the symbol “MWAI.”

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